Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-196911) pertaining to the Mercury Payment Systems, LLC 2010 Unit Incentive Plan, as Restated and Assumed by Vantiv, Inc.,

2.	Registration Statement (Form S-8 No. 333-180268) pertaining to the Vantiv, Inc. 2012 Equity Incentive Plan,

3.	Registration Statement (Form S-3 No. 333-188385) of Vantiv, Inc. and in the related Prospectus of our report dated March 28, 2014 (except Note 14, as to which the date is June 13, 2014), with respect to the consolidated financial statements of Mercury Payment Systems, LLC as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 included in this Current Report (Form 8-K/A) of Vantiv, Inc.

/s/ Ernst & Young LLP
Denver, Colorado
July 16, 2014